EXHIBIT 10.22

PETALS DECORATIVE ACCENTS, LLC

NONNEGOTIABLE UNSECURED PROMISSORY NOTE

$________________________ (Principal Amount at Maturity)	Dated: May __, 2006
Ridgefield, Connecticut	Issue No._____

Petals Decorative Accents, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to the order of __________________________ or registered assigns (the “Holder”), the principal amount at maturity of [1.4 x PURCHASE PRICE] dollars ($_________) (the “Redemption Amount”) on December 31, 2007 (the “Maturity Date”), or such earlier date as this Note is required to be repaid as provided hereunder. This Note is one of a series of subordinated nonnegotiable unsecured promissory notes of like tenor issued by the Company pursuant to a subscription offering dated April __, 2006. As used herein, the term “Notes” shall mean all of the nonnegotiable unsecured promissory notes issued pursuant to such subscription offering, and the term “Note” shall mean any one of said Notes.

1.    Payment Obligations of the Company Prior to the Maturity Date. The Company shall pre-pay this Note in quarterly installments on the fifteenth day of January, April, July and October, commencing on January 15, 2007 (each a “Payment Date”) and continuing until the earlier of the Note being paid in full or the Maturity Date. On each Payment Date, the Company shall make a cash payment to the Holder of an amount, if any, equal to the product of (x) $2.00 multiplied by the number of Orders (as defined below) shipped by the Company during the previous calendar quarter, multiplied by (y) a fraction, the numerator of which is equal to the unpaid Redemption Amount of this Note and the denominator of which is equal to the aggregate unpaid Redemption Amount of all outstanding Notes. On the Maturity Date, the Company will pay to the Holder in cash an amount, if any, equal to the Redemption Amount, less the sum of all payments therefore made by the Company to the Holder in respect of the Note. For purposes of this Note, an “Order” shall be an individual consumer purchase of one or more of our products made on a single occasion through our call-center or our website. Shipment will be deemed to have occurred when one or more items encompassed by an Order is placed in the hands of a common carrier for delivery to the purchaser. An order encompassing multiple items will be considered a single Order, and will be deemed to have been shipped on the earliest date when any of the items included in the Order was shipped.

2.    Manner of Payment.

(a)    All payments by the Company under this Note shall be made by wire transfer, or in such other manner, as the Holder shall reasonably direct. Whenever any payment hereunder shall be stated to be due on a day other than a day of the year on which banks are not required or authorized to close in Connecticut (any such other day being a “Business Day”), such payment shall be made on the next succeeding Business Day.

(b)    The Company may prepay this Note at any time and from time to time in full or in part. All payments received by the Holder hereunder will be applied first to costs of collection, then to the balance of the Redemption Amount.

3.    No Security; Subordination.

(a)    The Notes are not secured and no mortgage, security or lien is or shall be granted by the Company upon its assets as collateral security for the obligations of the Company evidenced thereby.

(b)    The obligations of the Company evidenced by the Notes are expressly junior and subordinate to the prior payment in full of all Senior Indebtedness of the Company. “Senior Indebtedness” means the principal of, and premium, if any, and interest on (i) all indebtedness of the Company for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Company to such institutions (whether or not secured), (ii) all indebtedness of the Company for monies borrowed by the Company from other persons or entities, (iii) obligations of the Company as lessee under leases of real or personal property, (iv) principal of, and premium, if any, and interest on any indebtedness or obligations of others of the kinds described in (i), (ii) and (iii) above assumed or guaranteed in any manner by the Company, (v) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described in (i), (ii), (iii) and (iv) above, and (vi) any other indebtedness of the Company which the Company and the Holders of more that sixty seven percent (67%) of the aggregate outstanding principal amount of the Notes (the “Requisite Majority”) hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness. Notwithstanding the foregoing, “Senior Indebtedness” shall not include indebtedness of the Company evidenced by the other Notes, which shall rank equally and ratably with this Note.

(c)    Each registered owner of Notes agrees to execute from time to time any subordination agreement(s) the Company and the holders of Senior Indebtedness may request to better reflect the aforesaid subordination of the Notes to any Senior Indebtedness incurred by the Company. In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution or marshalling of its assets or any composition with creditors of the Company, whether or not involving insolvency or bankruptcy, then and in any such event all Senior Indebtedness shall be paid in full before any payment or distribution of any character shall be made on account of this Note.

(d)    The Holder, by accepting this Note, agrees that the subordination effected hereby is for the benefit of the holders of Senior Indebtedness from time to time, and that each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior Indebtedness in reliance upon the covenants and provisions contained herein. The subordination effected hereby shall be enforceable by each holder of Senior Indebtedness from time to time. Subject to the rights of the holders of Senior Indebtedness under this Section 0, nothing contained in this Section 0 shall impair, as between the Company and the Holders, the obligations of the Company, subject to the terms and conditions hereof, to pay the Holder the principal hereof upon default hereunder, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

4.    Events of Default and Right to Cure. Event of Default, whenever used herein, means any one of the following (regardless of the reason or cause of such Event of Default):

(a)    The failure to pay any amount when due which failure shall continue for ten (10) Business Days after the Company shall receive written notice thereof from the Holder;

(b)    The failure of the Company to perform any covenant or agreement set forth in this Note, which failure shall continue un-remedied for a period of thirty (30) days following the date on which any Holder gives the Company written notice thereof;

(c)    The entry of any decree or order by a court having jurisdiction adjudging the Company a debtor or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or any other applicable federal or state law, the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or of any substantial part of the property of the Company, and the continuance of any such decree or order unstayed, undischarged, or undismissed and in effect for more than ninety (90) consecutive days;

(d)    Institution by the Company of proceedings, under the Bankruptcy Code or any other applicable federal or state law, seeking an order for relief, or the consent of the Company to the institution of bankruptcy or insolvency proceedings against the Company, or the consent by the Company to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of or for the Company or any substantial part of the property of the Company, or the making by the Company of any assignment for the benefit of creditors, or the admission by the Company of the Company’s inability to pay its debts generally as they become due, or the taking of any action by the Company in furtherance of any such action; or

(e)    Any default of the Company under any Senior Indebtedness that gives the holder thereof the right to accelerate such Senior Indebtedness, if such Senior Indebtedness is in fact accelerated by the Holder.

If any Event of Default occurs, the Requisite Majority, by written notice to the Company, may:

(i)    declare the entire unpaid Redemption Amount of the Notes due and payable and such amount shall thereupon become due and payable without presentment, notice, protest or demand of any kind (all of which are expressly waived by the Company);

(ii)    take all actions available to them, at law or in equity, to collect and otherwise enforce the Notes (subject to the terms of the subordination in favor of the Senior Indebtedness as hereinbefore provided); and

(iii)    assess interest on any payments which have become due pursuant to Section 0 of this Note and which have not yet been paid at an annual interest rate equal to eighteen percent (18%).

Without the approval of the Requisite Majority, no Holder, upon the occurrence of an Event of Default, shall have the right to undertake any of the types of actions described in clauses (i), (ii) or (iii) hereof or any other enforcement or collection action with respect to the Notes.

5.    Amendment. The terms of the Notes (and this Note) may be modified by the Company and the Requisite Majority; provided that the Company and the Requisite Majority may not authorize any amendment of the Notes that reduces the Redemption Amount or that does not amend or affect each Note and each Holder in the same manner.

6.    Assignment. Subject to the restrictions on transfer by the Holder, the rights and obligations of the Company and the Holder of this Note shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

7.    Additional Terms and Conditions. The Company (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Company, in connection with the delivery, acceptance, performance, default or enforcement of the Notes, except for notice of proposed transfer of a Note in accordance with the terms hereof; (ii) agrees that any failure to act or failure to exercise any right or remedy, on the part of the registered owner shall not in any way affect or impair the obligations of the Company or be construed as a waiver by the owner of, or otherwise affect, any of its rights under the Notes; and (iii) agrees to pay, on demand, all costs and expenses of collection of Notes and/or the enforcement of the owner’s rights thereunder, including reasonable attorney’s fees and disbursements.

8.    Invalidity. In the event any one or more of the provisions of the Notes shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of the Notes operate or would prospectively operate to invalidate the Notes, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of the Notes and the remaining provisions of the Notes shall remain operative and in full force and effect and shall in no way be affected, prejudiced and disturbed thereby.

9.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut and the laws of the United States applicable therein (without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a Connecticut contract.

10.    Notices. Except as otherwise provided, all notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. postal service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iv) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed, (a) if to the Holder, at ________________________________________, or at such other address as such Holder shall have furnished the Company in writing, or (b) if to the Company, at Executive Pavilion, 90 Grove Street, Ridgefield, Connecticut 06877, or at such other address as the Company shall have furnished to the Holder in writing, with a copy to David A. Broadwin, Esq., Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, MA 02210; fax (617) 832-7000.

IN WITNESS WHEREOF, this Note has been duly executed and delivered by the Company as of the date first written above.

	HOLDER:	COMPANY:

PETALS DECORATIVE ACCENTS, LLC

By:		By:	/s/ Christopher Topping
Christopher Topping Chief Executive Officer